A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	82,890,712.47	95.991
Withheld	3,461,988.43	4.009
TOTAL	86,352,700.90	100.000
Dennis J. Dirks
Affirmative	82,970,372.75	96.083
Withheld	3,382,328.15	3.917
TOTAL	86,352,700.90	100.000
Edward C. Johnson 3d
Affirmative	82,689,162.78	95.757
Withheld	3,663,538.12	4.243
TOTAL	86,352,700.90	100.000
Alan J. Lacy
Affirmative	83,041,222.35	96.165
Withheld	3,311,478.55	3.835
TOTAL	86,352,700.90	100.000
Ned C. Lautenbach
Affirmative	82,983,853.72	96.099
Withheld	3,368,847.18	3.901
TOTAL	86,352,700.90	100.000
Joseph Mauriello
Affirmative	83,138,122.14	96.277
Withheld	3,214,578.76	3.723
TOTAL	86,352,700.90	100.000
Cornelia M. Small
Affirmative	83,095,438.06	96.228
Withheld	3,257,262.84	3.772
TOTAL	86,352,700.90	100.000
William S. Stavropoulos
Affirmative	82,929,113.95	96.035
Withheld	3,423,586.95	3.965
TOTAL	86,352,700.90	100.000
David M. Thomas
Affirmative	83,095,487.87	96.228
Withheld	3,257,213.03	3.772
TOTAL	86,352,700.90	100.000
Michael E. Wiley
Affirmative	83,048,523.75	96.174
Withheld	3,304,177.15	3.826
TOTAL	86,352,700.90	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	74,393,635.26	86.151
Against	8,745,543.59	10.128
Abstain	3,213,522.05	3.721
TOTAL	86,352,700.90	100.000

A Denotes trust-wide proposal and voting results.